Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Select Maturities Municipal Fund
33-50008
811-7056

A special meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007, at this meeting shareholders were asked to vote on a new Investment
Management Agreement.

Voting results for the new investment management agreement are as follows:

<c>To approve a new investment management agreement
<c>Common and MuniPreferred shares voting together as a class
   For
    6,262,498
   Against
       225,054
   Abstain
       166,400
   Broker Non-Votes
    2,434,983
      Total
    9,088,935



Proxy materials are herein incorporated by reference to the SEC filing on August 22, 2007, under Conformed Submission Type DEF 14A, accession number 0000950134-07-018721.